For Immediate Release

U.S. ENERGY CORP. ANNOUNCES RESULTS FROM THE TUPMAN 16X-13 WELL IN THE SAN JOAQUIN BASIN OF CALIFORNIA

RIVERTON, Wyoming – January 4, 2012 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (“U.S. Energy” or the “Company”), today announced results from the initial test well in the San Joaquin Basin with Cirque Resources (“Cirque”).

San Joaquin Basin, California, Moose Prospect:  The Tupman 16X-13 well, located in the Kern County, California, was drilled by Cirque and reached its total depth of 13,403 feet the last week of December 2011.  The Stevens Sands objective target was encountered and had hydrocarbon shows, but did not have the porosity or permeability to be deemed productive.  The Company has agreed with the operator’s recommendation to plug and abandon the well, and those initiatives are taking place at this time.  The operator is evaluating deeper objectives on the block but no further drilling is anticipated at this time.

Keith Larsen, CEO of U.S. Energy Corp. stated, "Although we are disappointed with the results of the test well in the San Joaquin basin, we remain committed to our core drilling programs and look forward to announcing the upcoming Eagle Ford and Bakken well completions with Crimson, Zavanna, and Brigham in the coming weeks."

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Press Release
January 4, 2012

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, USE's drilling of wells with industry partners, its ownership interests in those wells and their expected costs, the oil and natural gas targets or goals for the wells, and future production, reserves, borrowing capacity and sale or joint venture transactions.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2010 and the Form 10-Q filed November 7, 2011), all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of oil and natural gas.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com